Exhibit 99.1

United Fire Group, Inc. Announces a Presentation by Management and 2013 Third Quarter Earnings Call
CEDAR RAPIDS, IOWA-September 16, 2013-United Fire Group, Inc. (NASDAQ OMX/GS: UFCS) (the "Company") announced today that Randy Ramlo, President and Chief Executive Officer; Mike Wilkins, Executive Vice President; and Dianne Lyons, Vice President and Chief Financial Officer will make a company presentation at the 2013 Keefe, Bruyette & Woods Insurance Conference being held at the Crowne Plaza Times Square in New York City, NY. The presentation will be made on Thursday, September 26, 2013 at 8:00 a.m. EDT. The presentation slides will be available on the Company's investor relations website (http://ir.unitedfiregroup.com/events.cfm) on the day of the presentation.
The Company also announced today that its 2013 third quarter earnings results will be released before the market opens on November 5, 2013. An earnings call will be held at 9:00 a.m. central standard time on that date to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company's 2013 third quarter results as well as its expectations for 2013.
TELECONFERENCE: Dial-in information for the call is toll-free 1-877-407-8291. The event will be archived and available for digital replay through September 19, 2013. The replay access information is toll-free 1-877-660-6853; conference ID no. 420952.
WEBCAST: A webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until November 19, 2013.
TRANSCRIPT: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.
ABOUT UNITED FIRE GROUP, INC.: Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance, and selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by more than 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.

CONTACT: Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com